File No.  70-8617


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7
to
FORM U-1

APPLICATION-DECLARATION WITH RESPECT TO
PARTICIPATION BY
EUA ENERGY INVESTMENT CORPORATION AND ITS SUBSIDIARIES
IN A JOINT VENTURE TO DEVELOP AND COMMERCIALIZE
A BIOMASS-FIRED COMBUSTION TURBINE POWER GENERATION FACILITY

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


EUA ENERGY INVESTMENT CORPORATION
P.O. Box 2333, Boston, Massachusetts 02107

EUA BIOTEN, INC.
750 West Center Street, West Bridgewater, MA 02379

(Names of companies filing this statement and addresses of principal executive offices)


EASTERN UTILITIES ASSOCIATES

(Name of top registered holding company
parent of applicant or declarant)

CLIFFORD J. HEBERT, JR., TREASURER
EASTERN UTILITIES ASSOCIATES
P.O. Box 2333, Boston, Massachusetts 02107

(Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

ARTHUR I. ANDERSON, P.C.
McDermott, Will & Emery
75 State Street
Boston, Massachusetts 02109

This Post-Effective Amendment No. 7 ("Post-Effective Amendment #7") amends and supplements Post-Effective Amendment No. 6, which amended and restated, in its entirety, Post-Effective Amendment No. 5 filed by EUA Energy Investment Corporation ("EEIC") and EUA BIOTEN, Inc. ("EUA BIOTEN") dated January 12, 1998, and supplements and amends the Application-Declaration on Form U-1 filed by EEIC on April 27, 1995, as subsequently amended by Amendment No. 1 dated May 17, 1995, Amendment No. 2 dated June 19, 1995, Amendment No. 3 dated June 21, 1995, Post-Effective Amendment No. 1 dated October 4, 1996, Post-Effective Amendment No. 2 dated November 8, 1996 and Post-Effective Amendment No. 3 dated November 14, 1996 (as amended and restated in Post-Effective Amendment No. 4 dated November 24, 1997) (the "Application-Declaration"). EUA BIOTEN, a Massachusetts corporation and a wholly-owned subsidiary of EEIC, hereby joins as an additional Applicant in this Application-Declaration. EEIC and EUA BIOTEN are sometimes referred to hereinafter each as an "Applicant" and collectively as the "Applicants".

1. The second paragraph of Section II.A of Item 1 is hereby amended and restated in its entirety to read as follows:


        The first BIOTEN Unit would serve as a demonstration facility (the "Demo Unit"). The Demo Unit would be financed by BIOTEN Partnership or an entity to be formed by BIOTEN Partnership to do business in India, and the obligations to pay the purchase price to BIOTEN Partnership or to such to-be-formed entity would be secured by a promissory note from First Customer in favor of BIOTEN Partnership or such entity, the value of which promissory note would increase at specified milestones to simulate the making of progress payments that are financed by the promissory note (the "First Customer Promissory Note"). Title to the Demo Unit would be transferred to First Customer upon completion of the Demo Unit and prior to any sale of electricity generated by such Demo Unit. BIOTEN Partnership would operate and maintain the Demo Unit on behalf of First Customer, pursuant to a separate operation and maintenance agreement, during a demonstration period of up to twelve months following the completion of the Demo Unit and thereafter. Although the specific terms of such operation and maintenance agreement have yet to be negotiated, such agreement (i) will provide that First Customer shall pay a flat monthly fee to BIOTEN Partnership for such operation and maintenance services, which fee shall include, but not be limited to, reimbursement to BIOTEN Partnership of the budgeted costs of operating the Demo Unit during such Demonstration Period, and (ii) may provide that First Customers hall pay to BIOTEN Partnership a performance bonus, in addition to the monthly fee described in clause (i) of this sentence, upon the achievement of to-be-agreed-upon performance criteria. BIOTEN Partnership expects that construction of the Demo Unit will be completed and acceptance testing performed within twenty-four months following the execution and commencement of funding under a definitive construction agreement. Subject to the Demo Unit meeting the minimum agreed upon performance criteria, work on the remaining BIOTEN Unit is expected to be completed within twelve months following First Customer's acceptance of the Demo Unit. Title to the second BIOTEN Unit would be transferred to First Customer prior to any sale of electricity generated by such unit. If First Customer so desires, BIOTEN Partnership would enter into an operation and maintenance agreement on the terms and conditions described above for operation and maintenance of any BIOTEN Unit(s) transferred to First Customer subsequent to the Demo Unit. The final installment payment for each BIOTEN UNIT shall be made no later than upon completion of a demonstration period for such BIOTEN Unit. The demonstration period for a BIOTEN Unit other than the Demo Unit is expected to be less than four months duration. Upon First Customer's acceptance of the Demo Unit, First Customer would assist BIOTEN Partnership's promotion of the BIOTEN Technology worldwide by permitting site visits and participating in other such activities as appropriate. In the event the Demo Unit does not satisfy the agreed upon minimum performance criteria, BIOTEN Partnership would be obligated to remove the Demo Unit at its expense, First Customer would have no obligation to purchase either BIOTEN Unit, and First Customer's obligations under the First Customer Promissory Note would be cancelled.


The following sentences are hereby inserted after the second sentence of paragraph 3 of Section II.A of Item 1:

None of BIOTEN Partnership, EUA BIOTEN, Inc. or their respective subsidiaries would itself, however, acquire any ownership interest in any foreign manufacturer of components for implementation of the BIOTEN technology without first obtaining Commission approval. Title to each BIOTEN Unit would be transferred to its buyer prior to any sale of electricity generated by such unit.


3.      The following Paragraph C is hereby added to the end of Section II of item 1:

        C. Limitations on Liability. As a result of the structure of the Proposed Transactions, no EUA System company other than BIOTEN Partnership, EUA BIOTEN, Inc., BIOTEN Operations, Inc. and any special purpose subsidiary or joint venture formed or created by BIOTEN Partnership as contemplated hereunder (each, an "EUA BIOTEN entity") would be liable to any third party on account of or in connection with the activities proposed in this Application-Declaration on Form U-1, as amended. Any EUA System company other than an EUA BIOTEN entity that renders services to BIOTEN Partnership and/or its affiliates as contemplated hereunder: (i) shall be fully indemnified by BIOTEN Partnership against liabilities to or claims of third parties arising out of the performance of such services; and (ii) shall have no liability and shall make no warranty to BIOTEN Partnership and/or its affiliates other than the obligation to re-perform such services at cost in the event of incomplete, incorrect or otherwise unsatisfactory performance by such EUA System company.

The following sentence is hereby added to the end of Section III.A:

The proceeds of the working capital line of credit and capital contributions authorized hereunder would be used, among other things, (a) to finance the engineering, procurement and construction of the Demo Unit and any subsequent demonstration facilities authorized hereunder, (b) to provide working capital during the engineering, procurement and construction phases of the initial BIOTEN Units until such time as there exist completed BIOTEN Units that internally generate revenues for BIOTEN Partnership, (c) to fund equipment and incidental costs for same (e.g., insurance and shipping) for BIOTEN Partnership, (d) for office and administrative expenses of BIOTEN Partnership (domestic and foreign) including, without limitation, marketing, engineering and design, and financial services, (e) for support of BIOTEN Partnership's commercial demonstration facility located in Red Boiling Springs, Tennessee, including maintenance, improvements and debt expenses associated therewith.


Item 2 is hereby amended and restated in its entirety to read as follows:

ITEM 2. Fees, Commissions, and Expenses. The fees, commissions and expenses of the Applicants expected to be paid or incurred, directly or indirectly, in connection with this Post-Effective Amendment #6 are estimated as follows:


Legal Fees              $105,000
Accounting and Local
Regulatory Fees         $ 75,000
        TOTAL           $180,000


The following entry hereby replaces the third listing previously included in
Item 3:

ITEM 3. Applicable Statutory Provisions. The sections of the Act and rules or exemptions thereunder that the Applicants consider applicable to the proposed transactions are set forth below:

Acquisition by BIOTEN Partnership               Sections 9(a) and 10 and
of initial ownership interest in                Rule 43(a).
Demo Unit.


7.      The following new exhibit is hereby added to Item 6:

     Exhibit F-2                     Opinion of Counsel (filed herewith)

SIGNATURE

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned Applicants has duly caused this statement to be signed on its behalf by the undersigned duly authorized individual.


                                            EUA ENERGY INVESTMENT CORPORATION
                                            EUA BIOTEN, INC.


                                            By:  /s/ Clifford J. Hebert, Jr.
                                                 Clifford J.  Hebert, Jr.
                                                 Their Treasurer


Dated:  April 10, 1998